REPORT OF SHAREHOLDER MEETING

On August 17, 2005, a joint special meeting of shareholders was held at which the eleven Trustees identified below were elected (Proposal No. 1) and changes in, or the addition or elimination of, certain fundamental investment policies were approved (Proposal No. 2) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:
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PROPOSAL NO.1

NOMINEE                     FOR                 WITHHELD        TOTAL
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TRUSTEES
Matthew P. Fink             8,057,680.178       160,113.629     8,217,793.807
Robert G. Galli             8,050,399.114       167,394.693     8,217,793.807
Phillip A. Griffiths        8,053,799.570       163,994.237     8,217,793.807
Mary F. Miller              8,051,466.480       166,327.327     8,217,793.807
Joel W. Motley              8,056,043.160       161,750.647     8,217,793.807
John V. Murphy              8,057,400.450       160,393.357     8,217,793.807
Kenneth A. Randall          8,042,518.496       175,275.311     8,217,793.807
Russell S. Reynolds, Jr.    8,046,058.711       171,735.096     8,217,793.807
Joseph M. Wikler            8,055,427.700       162,366.107     8,217,793.807
Peter I. Wold               8,054,763.929       163,029.878     8,217,793.807
Clayton K. Yeutter          8,046,371.286       171,422.521     8,217,793.807
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PROPOSAL NO. 2: TO APPROVE A MODIFICATION TO THE FUND'S FUNDAMENTAL INVESTMENT
OBJECTIVE

                                                        BROKER
        FOR             AGAINST         ABSTAIN         NON-VOTES       TOTAL
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
2A: Borrowing
        6,421,356.242   353,825.817     319,852.748     1,122,759.000   8,217,793.807
2B: Concentration of Investments
        6,496,107.636   276,186.020     322,741.151     1,122,759.000   8,217,793.807
2C: Diversification of Investments
        6,593,337.949   189,470.797     312,226.061     1,122,759.000   8,217,793.807
2E: Investing to Exercise Control
        6,513,683.666   261,045.419     320,305.722     1,122,759.000   8,217,793.807
2F: Investing in Issuers Whose Shares are Owned by the Fund's Trustees and
Officers
        6,369,511.093   399,754.041     325,769.673     1,122,759.000   8,217,793.807
2G: Investing in Other Investment Companies
        6,516,400.145   280,172.965     298,461.697     1,122,759.000   8,217,793.807
2H: Lending
        6,434,353.316   346,853.503     313,827.988     1,122,759.000   8,217,793.807
2I: Margin and Short Sales
        6,415,082.474   353,621.762     326,330.571     1,122,759.000   8,217,793.807
2J: Pledging, Mortgaging or Hypothecating of Assets
        6,515,329.008   378,433.217     201,272.582     1,122,759.000   8,217,793.807
2K: Real Estate and Commodities
        6,572,019.389   220,764.903     302,250.515     1,122,759.000   8,217,793.807
2L: Senior Securities
        6,600,874.115   179,997.814     314,162.878     1,122,759.000   8,217,793.807
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